EXHIBIT (a)(1)(F)
F   O   R       I   M   M   E   D   I   A   T   E       R   E   L   E   A   S   E
September 2, 2008

	For Further Information, Contact:

	Chris A. Karkenny	or	Michael E. Polgardy
	Chief Financial Officer		Treasurer
	949.639.4990		949.639.4357
26220 Enterprise Court
Lake Forest, California 92630
Tel 949.639.2000
APRIA HEALTHCARE GROUP INC. ANNOUNCES RESULTS OF
REPURCHASE OF 3-3/8% CONVERTIBLE SENIOR NOTES DUE 2033
     LAKE FOREST, CA...September 2, 2008...Apria Healthcare Group Inc. (NYSE: AHG) today announced final results of its repurchase of the Company’s 3-3/8% Convertible Senior Notes due September 1, 2033 (the “Notes”) pursuant to the terms of the indenture governing the Notes. Each holder of the Notes had the right to require the Company to repurchase all of such holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount. This repurchase option expired at 5:00 p.m., New York City time, on August 29, 2008. Based on information provided by U.S. Bank National Association, the paying agent for the repurchase option (the “Paying Agent”), at the expiration of the repurchase option, $249,772,000 aggregate principal amount of the Notes, representing approximately 99.91% of the outstanding principal amount of the Notes, were properly tendered for repurchase and not withdrawn. All of the Notes that were properly tendered and not withdrawn have been accepted for repurchase. Following settlement of the repurchase, $228,000 of the Notes will remain outstanding.
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     Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 550 locations serving patients in all 50 states. With over $1.6 billion in annual net revenues ($2.1 billion if the Company’s December 3, 2007 acquisition of Coram, Inc. were included for the full year), it is the nation’s leading home healthcare company.
     This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.
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